UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2013

PetroLogistics LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35529 (Commission File Number)	45-2532754 (IRS Employer Identification No.)

600 Travis Street, Suite 3250
Houston, TX 77002
(Address of principal executive office) (Zip Code)

(713) 255-5990
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On March 22, 2013, PetroLogistics LP (the “Partnership”), PetroLogistics Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”) and PL Propylene LLC (the “Subsidiary Guarantor” or “PL Propylene”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, as representative of the several initial purchasers (the “Initial Purchasers”), relating to the private placement (the “Private Placement”) of $365 million aggregate principal amount of the Issuers’ 6.25% senior notes due 2020 (the “Notes”). The Private Placement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

The Partnership intends to use the net proceeds from the Private Placement, after deducting discounts and commissions, to pay expenses related to the Private Placement and as follows:

•              approximately $347.4 million to repay all borrowings outstanding under PL Propylene’s existing term loan facility;

•              approximately $6.9 million to pay the call premium and transaction costs associated with the cancellation of PL Propylene’s existing term loan facility; and

•              approximately $1.9 million to pay a portion of the transaction costs associated with the amendment and restatement of PL Propylene’s credit agreement, which is expected to occur contemporaneous with, and subject to, the closing of the Private Placement.

The Partnership expects to use approximately $1.6 million of cash on hand to pay the remainder of the transaction costs associated with the amendment and restatement of PL Propylene’s credit agreement.

The Notes will mature on April 1, 2020. Interest on the Notes will accrue at the rate of 6.25% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2013.  The Notes are the general unsecured obligations of the Issuers and will be fully and unconditionally guaranteed on a senior unsecured basis by PL Propylene and jointly and severally guaranteed on a senior unsecured basis by certain of the Partnership’s future subsidiaries.

Certain of the Initial Purchasers and their respective affiliates have engaged in, and in the future may engage in, commercial banking, investment banking and advisory services for the Partnership and PL Propylene. They have received, or may in the future receive, customary fees and reimbursement of expenses in connection with these transactions. Certain of the Initial Purchasers or their respective affiliates may also serve as arrangers, and in some cases lenders or agents for the lenders, in connection with the amendment and restatement of PL Propylene’s credit agreement and therefore may receive a portion of the net proceeds from the Private Placement.

The Purchase Agreement contains customary representations, warranties and agreements of the Partnership and certain affiliates, and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The summary description of the Purchase Agreement set forth above is qualified in its entirety by the full text of the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K (this “Report”) and is incorporated by reference herein.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included, or incorporated by reference, in Item 1.01 of this Report is incorporated by reference into this Item 2.03 of this Report.

Item 7.01              Regulation FD Disclosure.

On March 22, 2013, the Partnership issued a press release announcing the pricing of the Notes. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information furnished pursuant to Item 7.01 shall not be deemed an admission as to the materiality of any information in this Report that is required to be disclosed solely to satisfy the requirements of Regulation FD.

ITEM 9.01           Financial Statements and Exhibits.

(d) Exhibits

1.1	Purchase Agreement, dated March 22, 2013, among the Partnership, Finance Corp., the Subsidiary Guarantor and the Initial Purchasers named therein.

99.1	Press Release dated March 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROLOGISTICS LP

	By:	PetroLogistics GP LLC, Its General Partner

Dated: March 22, 2013
	By:	/s/ Richard Rice
	Name:	Richard Rice
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

1.1	Purchase Agreement, dated March 22, 2013, among the Partnership, Finance Corp., the Subsidiary Guarantor and the Initial Purchasers named therein.

99.1	Press Release dated March 22, 2013.